Exhibit 16.1

 June 4, 2026

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as the independent registered public accounting firm of DeltaSoft Corp. and issued our audit report on the Company’s financial statements for the fiscal year ended March 31, 2024.

We have read the statements included under Item 4.01 of the Company’s Form 8-K originally filed on July 22, 2025 and agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC

9555 S Eastern Ave, Suite 280

Las Vegas, NV 89123

PCAOB#6797

June 4, 2026